Exhibit 99.1

Community Bank Shares received $28 million in capital from Small Business Lending Fund
New Albany, IN – (September 15, 2011) Community Bank Shares of Indiana, Inc. announced today that it received $28 million in new capital through the United States Department of the Treasury’s Small Business Lending Fund program (SBLF).  The funds were authorized by the Small Business Jobs Act of 2010 and are intended to help community banks increase lending to small businesses so they can expand operations and create jobs.  The new capital will enhance the Company’s already strong capital base.  The initial dividend rate is five percent but may be reduced based on the Company’s growth in qualified small business lending.
Simultaneously with the receipt of the SBLF funds, the Company redeemed the $19.5 million of shares of preferred stock the Company issued to the Treasury in May 2009 under the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program.  The Treasury continues to hold a warrant to purchase 386,270 shares of the Company's common stock.
Jim Rickard, President and CEO, commented, "We are proud to have been selected to participate in this important program.  This is an exciting opportunity for us to better serve our business customers in Indiana and Kentucky.  Our teams at Your Community Bank and The Scott County State Bank are focused and ready to reinvest this capital with local businesses.”
Our Company is committed to helping the regional economy grow by providing financing opportunities to local companies.  If you would like to discuss these opportunities please contact one of the market leaders listed below:
•	Kevin Cecil, Your Community Bank (Floyd and Clark Counties in Indiana) – 812-981-7347
•	Phil Ryan, Your Community Bank (Jefferson County Kentucky) – 502-569-4279
•	Howard Keene, Your Community Bank (Nelson County Kentucky) – 502-348-9278
•	Syd Whitlock, The Scott County State Bank (Scott County Indiana) – 812-752-4501

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.
Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.